EXHIBIT 99.2
T-Mobile USA, Inc. Investor Quarterly

Pursuant to the terms of the Business Combination Agreement dated as of October 3, 2012, as amended on April 30, 2013 the business combination of MetroPCS and T-Mobile was completed, resulting in T-Mobile US, Inc. (NYSE: TMUS). This Investor Quarterly presents first quarter 2013 results of T-Mobile on a standalone basis.
T-Mobile's first quarter of 2013 results were highlighted by an increase in net branded customers, continued improvement in branded postpaid churn, the launch of no annual service contract Simple Choice rate plans, the launch of 4G LTE in seven major metropolitan areas, and the announcement of the launch of the iPhone 5.
T-Mobile ended the first quarter of 2013 with approximately 34 million customers, a net increase of 579,000 customers compared to the fourth quarter of 2012; including 3,000 branded net customer additions. The sequential improvement was driven primarily by the ongoing reduction in branded postpaid churn, the continued growth of branded prepaid customers, and strong growth in wholesale customers (M2M and MVNO).
In the quarter, T-Mobile reported adjusted EBITDA of $1.2 billion and an adjusted EBITDA margin of 29%. Adjusted EBITDA margin increased from 25% in the fourth quarter of 2012 as the fourth quarter included significant spend for seasonal promotional activities and improving brand awareness.
Customer and Churn Results

	For the three months ended
(in thousands)	March 31, 2013	December 31, 2012	March 31, 2012	Y-o-Y Change
Customers, end of period
Branded postpaid customers	20,094	20,293	21,857	(8)%
Branded prepaid customers	6,028	5,826	5,068	19%
Total branded customers	26,122	26,119	26,925	(3)%
M2M customers	3,290	3,090	2,691	22%
MVNO customers	4,556	4,180	3,756	21%
Total wholesale customers	7,846	7,270	6,448	22%
Total T-Mobile customers, end of period	33,968	33,389	33,373	2%

Net customer additions (losses)
Branded postpaid customers	(199)	(515)	(510)	61%
Branded prepaid customers	202	166	249	(19)%
Total branded customers	3	(349)	(262)	**
M2M customers	200	135	262	(24)%
MVNO customers	376	275	187	**
Total wholesale customers	576	410	449	28%
Total T-Mobile net customer additions	579	61	187	**

Note: Certain customer numbers may not add due to rounding.
** Not Meaningful.

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012	Y-o-Y Change
Blended churn	3.3%	3.7%	3.3%	0 bps
Branded churn	3.1%	3.5%	3.2%	-10 bps
Branded postpaid churn	1.9%	2.5%	2.5%	-60 bps
Branded prepaid churn	7.0%	7.0%	6.4%	+60 bps

Branded Customers

•
Branded postpaid net customer losses totaled 199,000 in the first quarter of 2013, compared to 515,000 net customer losses in the fourth quarter of 2012 and 510,000 net customer losses in the first quarter of 2012. Branded postpaid churn was 1.9% in the first quarter of 2013, down 60 basis points from the fourth quarter of 2012 and the first quarter of 2012.

◦
Sequentially and year-over-year, T-Mobile's continued focus on churn reduction efforts such as improving network quality and customer sales experience has resulted in a significant improvement to the branded postpaid churn performance. Improvements in branded postpaid churn were partially offset by a decrease in branded postpaid gross customer additions of 6% compared to the fourth quarter of 2012 and 16% compared to the first quarter of 2012.

◦
During the first quarter of 2013, there were fewer launches of new handsets and promotional activity by T-Mobile's competitors. These factors contributed to improved branded postpaid customer retention in the first quarter of 2013, compared to the fourth quarter of 2012 and the first quarter of 2012.

•
Branded prepaid net customer additions were 202,000 in the first quarter of 2013; up from the fourth quarter of 2012 branded prepaid net customer additions of 166,000 but down from 249,000 in the first quarter of 2012. Branded prepaid churn was 7.0% in the first quarter of 2013, unchanged from the fourth quarter of 2012 and up 60 basis points from the first quarter of 2012.

◦
The sequential increase of the branded prepaid base was due to higher gross customer additions from the continued popularity of monthly prepaid plans that include data offerings and the launch of GoSmart Mobile, a second T-Mobile prepaid brand.

◦
Year-over-year, the decrease in branded prepaid customer additions is the result of higher branded prepaid customer churn partially offset by higher branded prepaid customer gross additions. The increase in branded prepaid customer deactivations in the first quarter of 2013 was the result of an increasing churn rate driven primarily by robust competitive pressures compounded by a growing prepaid customer base.

Wholesale
T-Mobile's wholesale base, which includes Machine to Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers increased 576,000 in the first quarter of 2013, compared to net additions of 410,000 in the fourth quarter of 2012 and 449,000 in the first quarter of 2012.

•	The M2M segment had net customer additions of 200,000 in the first quarter of 2013, increasing M2M total customers to 3.3 million.

•
MVNO partners delivered net customer additions of 376,000 in the first quarter of 2013, an increase from 275,000 in the fourth quarter of 2012 and 187,000 in the first quarter of 2012. This growth was due in part to the continued popularity of government subsidized Lifeline programs offered by our MVNO partners, along with increasing net additions from new MVNO partners which were launched in the fourth quarter of 2012.

Value and Simple Choice Plans

•
T-Mobile provides affordable wireless communication services nationwide through a variety of service plan options including its Value plan and its Simple Choice plan, which was announced in the first quarter of 2013. Compared to traditional bundled price plans, Value and Simple Choice plans allow customers to subscribe to wireless service without the purchase of a handset. Depending on their credit profile, customers are qualified either for postpaid service, where they pay after a month of service, or prepaid service, where they pay in advance.

•
Customers on T-Mobile's Value or Simple Choice plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile's network or purchase a handset from T-Mobile or one of its dealers. Qualifying customers who purchase their handset from T-Mobile have the choice of either paying for a handset at the point-of-sale or financing a portion of the purchase price over an installment period.

•
For each handset sold, T-Mobile's Value and Simple Choice plans result in increased equipment revenue, compared to traditional bundled price plans that typically offer a handset discount, but involve higher service charges. As a result, T-Mobile Value and Simple Choice plans result in increased EBITDA during the period of equipment sale while monthly service revenues are lower over the service period with a corresponding adverse impact on EBITDA.

•
In the first quarter of 2013, Value and Simple Choice customers accounted for over 57% of the branded postpaid gross customer additions and at the end of the first quarter of 2013 and made up 36% of the branded postpaid customer base, an increase from 30% at the end of the fourth quarter of 2012.

•
Customers on Value and Simple Choice plans had associated equipment installment plan billings of $194 million in the first quarter of 2013 compared to $153 million in the fourth quarter of 2012 and $76 million in the first quarter of 2012.

•
T-Mobile financed $298 million of equipment sales on installment plans during the first quarter of 2013, a decrease from $393 million in the fourth quarter of 2012 and an increase from $186 million in the first quarter of 2012.

•	Total installment receivables, net of allowances for credit losses, were $774 million as of the end of the first quarter of 2013 compared to $691 million at the end of the fourth quarter of 2012.

Financial Results

	For the three months ended
(dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012	Y-o-Y Change
Service revenues	4,005	4,127	4,444	(9.9)%
Branded revenues	3,766	3,890	4,198	(10.3)%
Thereof, branded postpaid revenues	3,263	3,416	3,821	(14.6)%
Thereof, branded prepaid revenues	503	474	377	33.4%
Total revenues	4,677	4,909	5,034	(7.1)%
Adjusted EBITDA	1,178	1,048	1,274	(7.5)%
Adjusted EBITDA margin	29%	25%	29%	+0 bps
Cash capital expenditures	1,076	898	747	44%

Revenue

•	Service revenues were $4.0 billion in the first quarter of 2013, down 3.0% from the fourth quarter of 2012 and down 9.9% from the first quarter of 2012.

◦
Sequentially and year-over-year, quarterly service revenues decreased due to branded postpaid customer losses, but were partially offset by increased data revenues. Additionally, branded prepaid revenues increased compared to the fourth quarter of 2012 and the first quarter of 2012, a result of the continued success of monthly service plans that include data.

◦
Branded postpaid service revenues were also negatively impacted by customers adopting Value and Simple Choice plans, which have lower service revenues but do not include subsidized handset equipment and therefore, result in higher equipment revenues than traditional bundled price plans.

•
Total revenues, including service, equipment sales, and other revenues, were $4.7 billion in the first quarter of 2013, down from $4.9 billion in the fourth quarter of 2012 and down from $5.0 billion in the first quarter of 2012.

◦
Compared to the first quarter of 2012, total revenues decreased primarily from lower service revenues, as described above. The decrease in service revenue was partially offset by increases in equipment revenue. As a result, total revenues, compared to the first quarter of 2012, declined less than service revenues.

◦
Equipment revenues increased year-over-year, despite lower overall handset sales volumes as the competitive lineup of smartphones led to a higher sales mix of smartphone units combined with lower equipment sales losses due to the significant growth in Value and Simple Choice plan mix.

Adjusted EBITDA

•	T-Mobile had adjusted EBITDA of $1.2 billion in the first quarter of 2013, up 12.4% from the fourth quarter of 2012 but down 7.5% from the first quarter of 2012.

◦
Adjusted EBITDA in the first quarter of 2013 excludes non-recurring expenses of $44 million, primarily related to 2013 cost restructuring initiatives and acquisition-related activities incurred in connection with the business combination of T-Mobile and MetroPCS. Adjusted EBITDA in the first quarter of 2012 excludes transaction-related charges of $30 million consisting primarily of employee retention expenses from the terminated AT&T transaction.

◦	Sequentially, adjusted EBITDA increased as a result of lower operating expenses primarily from lower promotional activity and employee-related costs partially offset by lower service revenues.

◦	Year-over-year, adjusted EBITDA decreased as a result of lower service revenues offset partially by lower general and administrative expenses, as described below.

◦
Adjusted EBITDA margin was 29% in the first quarter of 2013, up from 25% in fourth quarter of 2012 but consistent compared to the first quarter of 2012, as the fourth quarter of 2012 included significant promotional activities from re-branding initiatives.

Operating Expenses

•
Total operating expenses were $4.3 billion in the first quarter of 2013, including $44 million in restructuring charges and transaction costs associated with the business combination of T-Mobile and MetroPCS. Excluding these non-recurring items for comparative purposes, total operating expenses in the first quarter of 2013 were down 8.7% from the fourth quarter of 2012 and down 5.6% from the first quarter of 2012.

◦
Losses from equipment sales in the first quarter of 2013 were $280 million (equipment revenues of $606 million, less cost of equipment sales of $886 million), up 6.5% from the fourth quarter of 2012 and down 9.7% from the first quarter of 2012. Sequentially, the increase in losses from equipment sales was due to a seasonal decrease in vendor credits. The year-over-year decrease in net equipment sales loss was due primarily to reduced handset subsidies related to Value and Simple Choice plans.

◦
Network expenses of $1.1 billion in the first quarter of 2013 decreased 3.2% from the fourth quarter of 2012 and decreased 7.3% from the first quarter of 2012. The year-over-year decrease was attributable to lower roaming expenses related to a decline in customer base and associated usage. Additionally, due to the transition in 2012 to enhanced communication lines, primarily fiber, T-Mobile was able to accommodate higher data volumes year-over-year without increases in associated network costs.

◦
Customer acquisition expenses in the first quarter of 2013 of $737 million decreased 23.5% from the fourth quarter of 2012 and decreased 1.6% from the first quarter of 2012. Compared to the fourth quarter of 2012, the decrease was primarily due to lower promotional activities associated with the T-Mobile’s rebranding initiatives in the fourth quarter of 2012. Additionally, promotional expenses were lower in the first quarter of 2013 as T-Mobile planned for increased expenses related to the iPhone launch and Un-carrier promotional campaign in the second quarter of 2013. The year-over-year decrease was primarily attributable to lower employee related expenses due to fewer customer acquisition employees and lower promotional costs.

◦
General and administrative expenses of $769 million in the first quarter of 2013 decreased 7.2% from the fourth quarter of 2012 and decreased 20.7% from the first quarter of 2012. The sequential decrease was driven by lower dealer renewal commissions and employee-related costs. Year-over-year, the decrease was due primarily to lower bad debt expenses driven by improved credit quality of T-Mobile's customer portfolio and the shift in the customer base towards branded prepaid. In addition, lower employee-related costs as a result of the call center consolidation and restructuring initiatives during 2012 contributed to the year-over-year decrease.

◦
Depreciation and amortization expenses of $755 million in the first quarter of 2013 were down 5.2% sequentially, but were consistent with the first quarter of 2012. Sequentially, depreciation expense was lower as the fourth quarter of 2012 included increased depreciation related to T-Mobile's ongoing network modernization efforts.

•
In the first quarter of 2013, T-Mobile re-evaluated the Company's cost structure and eliminated initiatives which did not fit with the Un-carrier value proposition and business model - implementing a set of changes which are targeted to deliver more than $1 billion in gross cost savings in 2013.

Capital Expenditures

•
Cash capital expenditures for purchases of property and equipment were $1.1 billion in the first quarter of 2013, an increase of 20% from the fourth quarter of 2012 and an increase of 44% from the first quarter of 2012.

◦	Sequentially and year-over-year, higher cash capital expenditures were a result of the network modernization transformation and 4G LTE deployment.

◦	In less than 10 months T-Mobile has modernized approximately 16,000 cell sites for HSPA+ on 1900 MHz spectrum.

◦
T-Mobile has also launched 4G LTE in seven major metropolitan areas, covering 20 million people, and is well on track to exceed the target of reaching 100 million people by mid-2013 and 200 million people by the end of 2013.

Financial Metrics	For the three months ended			Y-o-Y Change
	March 31, 2013	December 31, 2012	March 31, 2012
ARPU (blended)	$39.71	$41.31	$44.52	(10.8)%
ARPU (branded postpaid)	$54.07	$55.47	$57.68	(6.3)%
ARPU (branded prepaid)	$28.25	$27.69	$25.39	11.3%
Branded CPGA	$341	$411	$367	(7.1)%
Branded CPU	$26	$28	$29	(10.3)%

ARPU

•	Branded postpaid Average Revenue Per User (“ARPU”) was $54.07 in the first quarter of 2013, down from $55.47 in the fourth quarter of 2012 and down from $57.68 in the first quarter of 2012.

◦
Sequentially and year-over-year, branded postpaid ARPU decreased due in part to the shift to Value and Simple Choice plans, which result in lower monthly service revenues while recognizing higher equipment revenues at the time of sale. Additionally, branded postpaid ARPU decreased due to lower regulatory and customer fees but was partially offset by increased data revenues.

◦
At the end of the first quarter of 2013, total 3G/4G smartphones, excluding iPhones, used by branded postpaid customers accounted for 12.5 million or 62% of total branded postpaid customers, compared to 12.4 million or 61% in the fourth quarter of 2012 and 11.6 million or 53% in the first quarter of 2012. In addition to branded customers using smartphones, T-Mobile's network supported 2.1 million iPhone customers at the end of the first quarter of 2013, of which, 1.0 million were branded postpaid customers using the “bring your own device” (BYOD) program. The total number of iPhones at the end of the first quarter of 2013 includes customers within T-Mobile's MVNO base. When the 1.0 million branded postpaid customers using BYOD iPhones are included, over 67% of branded postpaid customers are using smartphones as of the end of the first quarter of 2013.

◦
3G/4G smartphone sales were 2.2 million units in the first quarter of 2013, seasonally down 21.4% from 2.8 million units in the prior quarter and a 12% decrease from 2.5 million units sold in the first quarter of 2012. Smartphone sales accounted for 75% of units sold, and 93% of handset sales revenues in the first quarter of 2013, down from 79% of units sold and 95% of handset sales revenues in the prior quarter but up from 73% of units sold and consistent at 93% of handset sales revenues in the first quarter of 2012.

•	Branded prepaid ARPU was $28.25 in the first quarter of 2013, an increase of 2.0% from the fourth quarter of 2012 and up 11.3% from the first quarter of 2012.

◦
Year-over-year, branded prepaid ARPU increased primarily due to the continued success of monthly plans, which include data services and have higher ARPU than other T-Mobile pay-as-you-go prepaid plans.

•
Blended ARPU was $39.71 in the first quarter of 2013, down from $41.31 in the fourth quarter of 2012 and down from $44.52 in the first quarter of 2012 primarily due to a change in customer mix towards Value and Simple Choice plans, branded prepaid customers and wholesale customers, which traditionally all have lower ARPU.

Branded Cost Per Gross Addition

•	Branded CPGA for the first quarter of 2013 was $341 compared to $411 for the fourth quarter of 2012 and $367 for the first quarter of 2012.

◦
Sequentially, branded CPGA was lower in the first quarter of 2013 due primarily to lower advertising costs partially offset by an increase in the loss on equipment sales related to customer acquisition as described above.

◦
Year-over-year, branded CPGA was lower in the first quarter of 2013 due primarily to the decrease in the loss on equipment sales related to customer acquisition as customers continue to adopt Value and Simple Choice plans. In addition, branded CPGA decreased from lower employee-related expenses on fewer gross customer activations and lower promotional costs during the first quarter of 2013.

Branded Cost Per User

•	Branded CPU was $26 for the first quarter of 2013, compared to $28 for the fourth quarter of 2012 and $29 for the first quarter of 2012.

◦
Sequentially and year-over-year, the decrease in branded CPU was driven by lower general and administrative and network expenses, as described in operating expenses. Additionally, T-Mobile had a decrease in the loss on equipment sales related to customer retention due to the decrease in upgrade handset sales volumes by 27% and 15%, respectively.

For more details on T-Mobile's first quarter 2013 financial results please visit T-Mobile US, Inc.'s IR website at http://investor.T-Mobile.com

T-Mobile USA, Inc.
Consolidated Balance Sheets
(Unaudited)

(dollars in millions, except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$449	$394
Accounts receivable, net of allowances for uncollectible accounts of $262 and $289, respectively	2,599	2,678
Accounts receivable from affiliates	405	682
Inventory	413	457
Current portion of deferred tax assets, net	636	655
Other current assets	557	675
Total current assets	5,059	5,541

Property and equipment, net of accumulated depreciation of $18,236 and $17,744, respectively	13,236	12,807
Spectrum licenses	14,596	14,550
Other intangible assets, net of accumulated amortization of $249 and $243, respectively	76	79
Investments in unconsolidated affiliates	54	63
Long-term investments	36	31
Other assets	553	551
Total assets	$33,610	$33,622
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$2,186	$2,161
Accrued liabilities	1,064	1,314
Current payables to affiliates	2,295	1,619
Deferred revenue	288	290
Other current liabilities	226	208
Total current liabilities	6,059	5,592
Long-term payables to affiliates	12,933	13,655
Long-term financial obligation	2,470	2,461
Deferred tax liabilities	3,678	3,618
Deferred rents	1,945	1,884
Other long-term liabilities	304	297
Total long-term liabilities	21,330	21,915

Stockholder's equity
Common stock, par value $0.000001 per share, and paid-in capital; 500,000,000 shares authorized, 292,669,971 shares issued and outstanding	29,197	29,197
Accumulated other comprehensive income	40	41
Accumulated deficit	(23,016)	(23,123)
Total stockholder’s equity	6,221	6,115
Total liabilities and stockholder’s equity	$33,610	$33,622

T-Mobile USA, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

(dollars in millions)

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Revenues
Branded postpaid revenue	$3,263	$3,416	$3,821
Branded prepaid revenue	503	474	377
Total branded revenues	3,766	3,890	4,198
Wholesale revenues	149	137	130
Roaming and other services	90	100	116
Total service revenues	4,005	4,127	4,444
Equipment sales	606	718	535
Other revenues	66	64	55
Total revenues	4,677	4,909	5,034
Operating expenses
Network, excluding depreciation and amortization	1,109	1,146	1,196
Cost of equipment sales	886	981	845
Customer acquisition, excluding depreciation and amortization	737	963	749
General and administrative, excluding depreciation and amortization	769	829	970
Depreciation and amortization	755	796	747
MetroPCS transaction-related costs	13	7	—
Restructuring costs	31	(5)	6
Other, net	(2)	(55)	24
Total operating expenses	4,298	4,662	4,537
Operating income	379	247	497
Other (expense) income
Interest expense to affiliates	(178)	(185)	(171)
Interest expense	(51)	—	—
Interest income	35	24	15
Other (expense) income, net	(6)	(16)	(16)
Total other expense, net	(200)	(177)	(172)
Income before income taxes	179	70	325
Income tax expense	(72)	(78)	(125)
Net income (loss)	107	(8)	200
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on derivatives held as cash flow hedges, net of tax of $26, $47 and $42, respectively	(43)	78	71
Unrealized gain (loss) on foreign currency translation, net of tax of $25, $18 and $27, respectively	42	(29)	(45)
Unrealized gain (loss) on available-for-sale securities, net of tax of $0, $0 and $0, respectively	—	1	1
Total comprehensive income	$106	$42	$227

T-Mobile USA, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Operating activities
Net income	$107	$(8)	$200

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	755	796	747
Income tax expense	72	78	125
Amortization of debt discount and premium, net	(21)	(20)	(20)
Bad debt expense	114	26	256
Deferred rent expense	61	65	47
Losses (gains) and other, net	39	(33)	(5)
Changes in operating assets and liabilities
Accounts receivable	(33)	(70)	(90)
Inventory	44	40	31
Other current and long-term assets	14	(189)	(89)
Accounts payable	(74)	223	(169)
Other current and accrued liabilities	(169)	247	(3)
Net cash provided by operating activities	909	1,155	1,030
Investing activities
Purchases of property and equipment	(1,076)	(898)	(747)
Purchases of intangible assets	(49)	(8)	(4)
Short term affiliate loan receivable, net	275	(354)	(279)
Proceeds from disposals of property and equipment and intangible assets	—	48	2
Payments to acquire financial assets, net	(4)	2	(7)
Investments in unconsolidated affiliates, net	—	(38)	(6)
Net cash used in investing activities	(854)	(1,248)	(1,041)
Financing activities
Other, net	—	57	—
Net cash provided by financing activities	—	57	—
Change in cash and cash equivalents	55	(36)	(11)
Cash and cash equivalents
Beginning of period	394	430	390
End of period	$449	$394	$379

T-Mobile Supplementary Operating and Financial Data – US GAAP

(in thousands)	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Branded postpaid customers	23,999	23,463	23,074	22,367	21,857	21,300	20,809	20,293	20,094
Branded prepaid customers	4,416	4,345	4,599	4,819	5,068	5,295	5,659	5,826	6,028
Ending M2M customers	2,065	2,321	2,525	2,429	2,691	2,786	2,954	3,090	3,290
Ending MVNO customers	3,154	3,456	3,514	3,569	3,756	3,787	3,905	4,180	4,556
Customers, end of period	33,635	33,585	33,711	33,185	33,373	33,168	33,327	33,389	33,968
Branded postpaid net customer additions	(574)	(536)	(389)	(706)	(510)	(557)	(492)	(515)	(199)
Branded prepaid net customer additions	(82)	(71)	254	220	249	227	365	166	202
M2M net customer additions	192	256	204	(95)	262	95	168	135	200
MVNO net customer additions	365	302	57	56	187	30	119	275	376
Net customer additions	(99)	(50)	126	(526)	187	(205)	160	61	579
Branded postpaid churn	2.6%	2.6%	2.6%	3.0%	2.5%	2.1%	2.3%	2.5%	1.9%
Branded prepaid churn	7.0%	6.6%	6.5%	6.7%	6.4%	6.0%	6.2%	7.0%	7.0%
Branded churn	3.3%	3.2%	3.2%	3.6%	3.2%	2.9%	3.1%	3.5%	3.1%
Blended churn	3.4%	3.3%	3.5%	4.0%	3.3%	3.2%	3.4%	3.7%	3.3%

(dollars in millions)	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Service revenues	$4,630	$4,620	$4,666	$4,565	$4,444	$4,381	$4,261	$4,127	$4,005
Total revenues	$5,161	$5,050	$5,228	$5,179	$5,034	$4,883	$4,893	$4,909	$4,677
Adjusted EBITDA	$1,188	$1,277	$1,445	$1,400	$1,274	$1,338	$1,226	$1,048	$1,178
Adjusted EBITDA margin	26%	28%	31%	31%	29%	31%	29%	25%	29%
Net Income	$135	$212	$332	$(5,397)	$200	$207	$(7,735)	$(8)	$107
Cash Capex - Property & Equipment	$749	$688	$741	$551	$747	$539	$717	$898	$1,076
ARPU (branded postpaid)	$56.34	$57.26	$58.50	$58.23	$57.68	$57.35	$56.59	$55.47	$54.07
ARPU (branded prepaid)	$24.23	$23.60	$24.31	$24.90	$25.39	$26.81	$27.35	$27.69	$28.25
ARPU (blended)	$45.82	$45.86	$46.22	$45.52	$44.52	$43.88	$42.78	$41.31	$39.71
Branded CPGA	$460	$508	$374	$374	$367	$420	$382	$411	$341
Branded CPU	$29	$28	$28	$28	$29	$28	$28	$28	$26

Forward-Looking Statements
This Investor Quarterly includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile's plans, outlook, beliefs, opinions, projections, and expectations are forward-looking statements. Generally, forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “may,” “will,” “forecast,” and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include risks discussed in our filings with the Securities and Exchange Commission, including those described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NYSE: “TMUS”) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Wash., T-Mobile US, Inc. operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 43 million wireless subscribers and provides products and services through 70,000 points of distribution. For more information, please visit: http://www.T-Mobile.com.

Press Contact:                                Investor Relations Contact:
Media Relations                                Nils Paellmann
T-Mobile US, Inc.                            T-Mobile US, Inc.
425-383-4002                                212-424-2959
mediarelations@t-mobile.com                        investor.relations@t-mobile.com

T-MOBILE USA
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Quarterly includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income as follows:

(dollars in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Adjusted EBITDA:
Net income	200	207	(7,735)	(8)	107
Adjustments:
Interest expense to affiliates	171	151	165	174	178
Interest expense	—	—	—	—	51
Interest income	(15)	(18)	(20)	(24)	(35)
Other (income) expense, net	16	(23)	(15)	27	6
Income tax expense	125	135	12	78	72
Operating income	497	452	(7,593)	247	379
Depreciation and amortization	747	819	825	796	755
MetroPCS transaction related costs	—	—	—	7	13
Restructuring costs	6	48	36	(5)	31
Impairment Charges	—	—	8,134	—	—
Other, net (1)	24	19	(176)	3	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178

(1)
Other, net for the year ended December 31, 2012 represents transaction related retention costs from the terminated AT&T acquisition of T-Mobile, gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Income and Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to customer acquisition costs reporting on our condensed consolidated statements of income:

(dollars in millions, except gross customer additions and CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$749	$751	$823	$963	$737
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(606)
Cost of equipment sales	845	745	866	981	886
Total loss on equipment sales	310	310	312	263	280

Less: Loss on equipment sales related to customer retention	203	228	232	240	195
Loss on equipment sales related to customer acquisition	107	82	80	23	85
Cost of acquiring new branded customers	$856	$833	$903	$986	$822
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	2,411
Branded CPGA	$367	$420	$382	$411	$341

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total network costs plus general and administrative costs reported on our condensed consolidated statements of income:

(dollars in millions, except average number of customers and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Calculation of Cost Per Branded User (CPU):
Network costs	$1,196	$1,178	$1,141	$1,146	$1,109
Add: General and administrative expenses	970	871	840	829	769
Add: Loss on equipment sales related to customer retention	203	228	232	240	195
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$2,073
Divided by: Average number of branded customers (in thousands)	27,038	26,736	26,517	26,234	26,053
Branded CPU	$29	$28	$28	$28	$26

Definitions of Terms

Since all companies do not calculate these figures in the same manner, the information contained in this press release may not be comparable to similarly titled measures reported by other companies.

1.
A customer is defined as a SIM card with a unique T-Mobile mobile identity number which generates revenue.  Branded postpaid customers include customers that are qualified to pay after incurring a month of service whether on a contract or not, and branded prepaid customers include customers who generally pay in advance. Wholesale customers include Machine-to-Machine (“M2M”) and Mobile Virtual Network Operator (“MVNO”) customers that operate on the T-Mobile network, but are managed by wholesale partners.

2.
Churn is defined as the number of customers whose service was discontinued percentage of the average number of customers during the specified period, rounded to the tenth percentage. We believe that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by our management to evaluate the operating performance of our business.

3.
Average Revenue Per User (“ARPU”) represents the average monthly service revenue earned from customers. ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period and rounding to the nearest dollar. We believe ARPU provides management with useful information to evaluate the revenues generated from our customer base.

Service revenues include postpaid, prepaid, and roaming and other service revenues, and do not include equipment sales and other revenues. Handset insurance revenues are included in postpaid service revenues.

Branded revenues include postpaid and prepaid revenues, and do not include wholesale (M2M and MVNO), roaming, other service revenues, equipment sales, and other revenues.

4.
“Adjusted EBITDA” is a non-GAAP financial measure, which is defined as earnings before interest expense (net of interest income), tax, depreciation, amortization and excludes transactions that are not reflective of T-Mobile's ongoing operating performance. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of its operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA as an integral part of our planning and internal financial reporting processes, to evaluate the performance of our business by senior management and to compare its performance with that of many of our competitors. T-Mobile believes that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

5.	Adjusted EBITDA margin is a non-GAAP financial measure, which is defined as Adjusted EBITDA (as described in Note 4 above) divided by service revenues expressed as a percentage.

6.	Capital expenditures consist of amounts paid for construction and the purchase of property and equipment.

7.
High speed packet access plus (HSPA+ 21 and HSPA+ 42 technologies) offers customers a 4G experience, including data speeds comparable to other 4G network speeds currently available to mobile device users in the United States.

8.	Smartphones are defined as UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

9.
Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the loss on equipment sales to acquiring new customers for the specified period, by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the loss on equipment associated with retaining existing customers, is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

10.
Branded Cost Per User (CPU) is determined by dividing network costs and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.